SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported) January 17, 1997
                     AMERICAN COMMUNICATIONS SERVICES, INC.
             (Exact name of registrant as specified in its charter)



       Delaware                    0-25314                 05-0440761
(State or other jurisdiction     (Commission             (IRS Employer
   of incorporation)              File Number)         Identification No.)


131 National Business Parkway, Annapolis Junction, Maryland      20701

           (Address of principal executive offices)            (Zip Code)



Registrant's telephone number, including area code   (301) 617-4200




          (Former name or former address, if changed since last report)



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Item 5.  Other Events

         On January 17, 1997, American Communications Services, Inc. ("ACSI" or the "Company") acquired 100% of the outstanding capital stock of CyberGate, Inc., a Florida corporation ("CyberGate"), in exchange for 1,000,000 shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), plus up to an additional 150,000 shares of Common Stock if CyberGate achieves certain performance goals over the next three years (the "CyberGate Acquisition"). CyberGate, a Florida-based Internet Service Provider, delivers high-speed data communications services, including computer network connections and related infrastructure services, that provide both commercial and residential customers access to the Internet through their personal computers and the use of a modem. CyberGate had over 200 commercial dedicated line accounts and 13,000 consumer accounts at December 31, 1996 compared to 25 commercial accounts and 7,500 consumer accounts at December 31, 1995. CyberGate had revenues of approximately $4.9 million and EBITDA of approximately $815,000 for the year ended December 31, 1996. The Company believes the CyberGate Acquisition will help it achieve its goal of becoming a major provider of high-speed data communications services in the southern United States. The CyberGate Acquisition provides ACSI with the ability to offer direct Internet access to end-users, commercial and consumer customers, as well as to provide private label Internet services for the Company's strategic distribution partners throughout all of the Company's markets.

         On January 23, 1997, the Company and MCI Metro Access Transmission Services, Inc. signed a non-binding letter of intent that contemplates MCI Metro Access Transmission Services, Inc. or an affiliate ("MCI") naming ACSI as its preferred local provider for dedicated and transport services in 21 ACSI markets for at least a five year period (the "MCI Transaction"). Upon execution of a definitive agreement, MCI plans to migrate current dedicated transport circuits in these markets to ACSI, and ACSI will be listed as the first choice provider in MCI's provisioning system for all new dedicated access circuits in the designated markets. The letter of intent also provides for MCI's plans to initiate a wholesale agreement to resell local switched services in at least 10 of the 21 identified markets. According to the terms of the letter, MCI also would have the option to purchase loop transport services from ACSI where ACSI has collocations with the independent local exchange carrier and MCI has deployed its own local switch. The letter of intent also provides for ACSI to issue MCI warrants to purchase up to an aggregate of approximately 2.3 million shares of Common Stock at fair market value, including warrants to purchase 620,000 shares of Common Stock to be issued at the signing of the definitive agreements, which is expected to occur before March 31, 1997, and the remaining warrants to be issued in tranches every six months thereafter subject to revenues generated by the

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agreements  reaching certain levels. The letter of intent also contemplates ACSI generally giving MCI the right to purchase additional shares of Common Stock at a 10% discount to fair market value after the definitive agreements are signed so MCI can maintain its fully-diluted equity ownership interest in the Company. MCI will have certain registration rights with respect to any shares of Common Stock it acquires. The letter of intent is subject to standard contingencies, including Board approvals and execution of a definitive agreement.

         On January 31, 1997, the Company filed a registration statement with the Securities and Exchange Commission for a proposed underwritten public offering involving up to $50 million of its Common Stock. The underwriters will be led by Alex. Brown & Sons Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation. The offering is expected to be made in early March.

         The proceeds of the offering will be used primarily toward the completion of the Company's 50 city local network plan, implementation of its coast-to-coast broadband data communications network and local switched voice services, to fund negative cash flow until breakeven and to pay approximately $7.4 million of accrued dividends on the Company's Preferred Stock.

         A registration statement relating to these securities has been filed with the SEC but has not yet become effective. A prospectus for the offering may be obtained from ACSI, 131 National Business Parkway, Suite 100, Annapolis Junction, Maryland 20701.

Item 7.  Financial Statements and Exhibits

         1. Stock Purchase Agreement, dated December 13, 1996, is incorporated by reference to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 31, 1997, File No. 333-20867.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Dated:  February 7, 1997




                                          AMERICAN COMMUNICATIONS SERVICES, INC.
                                                                    (Registrant)

                                                    By: /s/ ANTHONY J. POMPLIANO
                                                            Anthony J. Pompliano
                                                           Chairman of the Board


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